UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☐
Filed by a Party other than the Registrant ☑
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☑ Soliciting Material Pursuant to § 240.14a-12
ALPHARMA INC.

(Name of Registrant as Specified in its Charter)
KING PHARMACEUTICALS, INC.
ALBERT ACQUISITION CORP.

(Name of Person(s) Filing Proxy Statement, if other than Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies: N/A

(2)	Aggregate number of securities to which transaction applies: N/A

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A

(4)	Proposed maximum aggregate value of transaction: N/A

(5)	Total fee paid: N/A
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid: N/A

(2)	Form, Schedule or Registration Statement No.: N/A

(3)	Filing Party: N/A

(4)	Date Filed: N/A

The following is a portion of a press release announcing third quarter 2008 financial results issued by King Pharmaceuticals, Inc. (“King”) on November 6, 2008:
[Portions of the press release that are not related to the proposed transactions (the “Transactions”) with Alpharma Inc. (“Alpharma”) are omitted.]
On September 12, 2008, King launched a tender offer for all outstanding shares of Class A Common Stock of Alpharma Inc. “We believe that combining Alpharma with our company would create a strong platform for sustainable long-term growth to better address the changing healthcare industry and provide meaningful, cost-effective medicines that improve the quality of life for patients,” explained Mr. Markison. “The transaction would create a diversified specialty pharmaceutical company with greater commercialization capabilities, an expanded portfolio of pain management products and a strengthened pipeline.”
#####
The following are portions of the transcript of an earnings conference call held by King on November 6, 2008:
[Portions of the transcript that are not related to the Transactions are omitted.]
PRELIMINARY REMARKS
BRIAN MARKISON: Also on September 12th we commenced our tender offer for all of the outstanding common shares of Alpharma. As announced on October 6th, we have entered into a confidentiality agreement with Alpharma so we are limited in what we can say at this point in time. We continue to believe that combining Alpharma with our company would create a strong platform for sustainable long-term growth and we remain excited about the prospects of this potential transaction.
QUESTION AND ANSWER SECTION
QUESTION — GREGG GILBERT: Thanks, good morning. Brian, I want to ask about the transaction, but offer any color on the time line of the process.
ANSWER — BRIAN MARKISON: Greg, we said we would not comment. What I said in the prepared remarks is that we’re in diligence and therefore really cannot say anything. Other than that we would hope to complete this by the end of the year.
QUESTION — GREGG GILBERT: Okay. And Joe, again not related to the transaction, but you can re — you can review the terms, the financing commitments that the Company previously disclosed, whether there have been any changes based on the environment?
ANSWER — JOSEPH SQUICCIARINO: Greg, that’s a good question. We — back in the later part of August, we mentioned that we had financing all lined up. As you know, the market — the credit markets have been horrible. However, our financing is still in place and there has not been any change to our financing terms.
#####
The following is a portion of a letter to employees distributed by King on November 6, 2008:
[Portions of the letter to employees that are not related to the Transactions are omitted.]
Among several noteworthy recent events, we announced our proposed acquisition of Alpharma, a global specialty pharmaceutical company. Alpharma is a solid strategic fit for King. The combination of our company and Alpharma would create a diversified specialty pharmaceutical company with great commercialization capabilities, an expanded portfolio of pain management products and a strengthened pipeline. In addition, Alpharma’s Animal Health Division would provide an additional source of steady cash flow.
Important Additional Information
The information contained herein is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell Alpharma Class A Common Stock. The solicitation and offer to buy

Alpharma’s Class A Common Stock will only be made pursuant to the tender offer statement (including the offer to purchase, the letter of transmittal and other offer documents) initially filed with the SEC on September 12, 2008, as amended.
Investors and security holders are urged to read the tender offer statement (including the offer to purchase, the letter of transmittal and other offer documents) and any other documents relating to the tender offer that are filed with the SEC carefully and in their entirety because they contain important information. Investors and security holders can obtain free copies of any such documents filed with the SEC by King at www.kingpharm.com and through the web site maintained by the SEC at www.sec.gov. Free copies of any such documents can also be obtained by directing a request to King’s information agent, Innisfree M&A Incorporated, at (877) 687-1875.
The information contained herein is not a substitute for any disclosure documents, including the proxy statement, King will file with the SEC and send to Alpharma stockholders in connection with the solicitation of the stockholders of Alpharma or in connection with any business combination transaction with Alpharma, as required. Investors and security holders are urged to read any such disclosure documents filed with the SEC, including the proxy statement and related documents, carefully in their entirety when they become available because they will contain important information. Investors and security holders will be able to obtain free copies of any such documents filed with the SEC by King at www.kingpharm.com and through the web site maintained by the SEC at www.sec.gov. Free copies of any such documents (when available) can also be obtained by directing a request to King’s proxy solicitor, Innisfree M&A Incorporated, at (877) 687-1875.
King and Albert Acquisition Corp. (“AAC”), its wholly owned subsidiary, and certain of their directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of any business combination transaction or solicitation of the stockholders of Alpharma. As of the date hereof, King and AAC each own 5 shares of Alpharma Class A Common Stock. Information regarding King’s and AAC’s directors and executive officers is available in King’s Annual Report on Form 10-K for the year ended December 31, 2007, which was filed with the SEC on February 29, 2008, and King’s Proxy Statement for its 2008 Annual Meeting of Stockholders, which was filed with the SEC on April 15, 2008.